UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 23, 2016
(Date of Earliest Event Reported)

VERIZON COMMUNICATIONS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8606	23-2259884
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1095 Avenue of the Americas New York, New York 10036
(Address of Principal Executive Offices and Zip Code)
(212) 395-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Attached as Exhibit 99.1 and incorporated by reference herein is a press release dated July 25, 2016 issued by Verizon Communications Inc.

The information provided pursuant to this Item 7.01 is being furnished and shall not be deemed to be "filed" with the Securities and Exchange Commission or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent set forth by specific reference in any such filing.

Item 8.01. Other Events.

On July 23, 2016, Verizon Communications Inc.  (the "Purchaser") entered into a stock purchase agreement (the "Purchase Agreement") with Yahoo! Inc., a Delaware corporation ("Yahoo").  Pursuant to the Purchase Agreement, upon the terms and subject to the conditions thereof, Purchaser will acquire the stock of one or more subsidiaries of Yahoo holding all of Yahoo's operating business, for approximately $4.83 billion in cash, subject to customary adjustments (the "Transaction").  Prior to the closing of the Transaction, pursuant to a reorganization agreement, Yahoo will transfer all of the assets and liabilities constituting Yahoo's operating business to the subsidiaries to be acquired in the Transaction.

The assets to be acquired will not include Yahoo's ownership interests in Alibaba, Yahoo! Japan or certain other investments, certain undeveloped land recently divested by Yahoo or certain non-core intellectual property.  Purchaser will receive for its benefit and that of its current and certain future affiliates a non-exclusive, worldwide, perpetual, royalty-free license to all of Yahoo's intellectual property that is not being conveyed with the business.

The Transaction is subject to customary regulatory approvals and closing conditions, including the approval of Yahoo's stockholders, and is expected to close in the first quarter of 2017.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Verizon Communications Inc. Press Release, dated July 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VERIZON COMMUNICATIONS INC.

Date: July 25, 2016	By:	/s/ William L. Horton, Jr.
Name: William L. Horton, Jr.
Title: Senior Vice President, Deputy General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Verizon Communications Inc. Press Release, dated July 25, 2016.